Contact: Lily Outerbridge

Investor Relations
441-298-0760

PLATINUM UNDERWRITERS HOLDINGS, LTD. ANNOUNCES UPDATED LOSS ESTIMATE FROM HURRICANE IKE, GAINS ON
INVESTMENTS AND PROVIDES DETAILS OF RELEASE OF FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS
AND TELECONFERENCE

HAMILTON, BERMUDA, January 14, 2009 — Platinum Underwriters Holdings, Ltd. (NYSE: PTP) announced today it has increased its loss estimate from Hurricane Ike by approximately $60 million to a total estimate of approximately $165 million, net of reinstatement premiums and tax benefit. The updated loss estimate from Hurricane Ike is based on additional information from clients reflecting larger losses than their initial estimates, industry loss estimates, portfolio modeling and historical development patterns. The increase in loss estimates results primarily from offshore marine, risk excess of loss and property catastrophe business.

The Company also announced that it expects to record for the quarter ended December 31, 2008 net realized gains of approximately $33 million associated with its investment portfolio. This reflects realized gains on sales of approximately $53 million and other-than-temporary impairments and realized losses of approximately $20 million. The Company’s unrealized investment loss on fixed maturity securities is approximately $204 million at December 31, 2008, which represents an increase of approximately $21 million from September 30, 2008.

As of September 30, 2008, the Company held $4.3 billion of invested assets comprised primarily of diversified, high quality, publicly traded fixed maturity securities and cash and cash equivalents. The average rating of the investment portfolio holdings was Aa1 and the duration was approximately 3.0 years. The Company does not hold any common equity securities and does not engage in alternative investment strategies such as investing in hedge funds.

The estimates contained in this release are based on information available on the date of this release. The Company’s financial results for its fourth quarter and full year ended December 31, 2008 are expected to be released on Wednesday, February 18, 2009, after the close of trading on the New York Stock Exchange. The Company plans to host a teleconference to discuss the results at 8:00 a.m. Eastern time on February 19, 2009.

The teleconference may be accessed by dialing 888-240-9345 (US callers) or 913-312-0845 (international callers), or in a listen-only mode via the Investor Relations section of Platinum’s website at www.platinumre.com. Those who intend to participate in the teleconference should register at least ten minutes in advance to ensure access.

The teleconference will be recorded and a replay will be available from 11:00 a.m. Eastern time on Thursday, February 19, 2009 until midnight Eastern time on Thursday, February 26, 2009. To access the replay by telephone, dial 888-203-1112 (US callers) or 719-457-0820 (international callers) and specify passcode 1402089. The teleconference will also be archived on the Investor Relations section of Platinum’s website at www.platinumre.com for the same period of time.

About Platinum
Platinum Underwriters Holdings, Ltd. (NYSE: PTP) is a leading provider of property, casualty and finite risk reinsurance coverages, through reinsurance intermediaries, to a diverse clientele on a worldwide basis. Platinum operates through its principal subsidiaries in Bermuda and the United States. The Company has a financial strength rating of A (Excellent) from A.M. Best Company, Inc. For further information, please visit Platinum’s website at www.platinumre.com.

Safe Harbor Statement Regarding Forward-Looking Statements
Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar import. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and risks, many of which are subject to change. These uncertainties and risks include, but are not limited to, conducting operations in a competitive environment; our ability to maintain our A.M. Best Company, Inc. rating; significant weather-related or other natural or man-made disasters over which the Company has no control; the effectiveness of our loss limitation methods and pricing models; the adequacy of the Company’s liability for unpaid losses and loss adjustment expenses; the availability of retrocessional reinsurance on acceptable terms; our ability to maintain our business relationships with reinsurance brokers; general political and economic conditions, including the effects of civil unrest, acts of terrorism, war or a prolonged U.S. or global economic downturn or recession; the cyclicality of the property and casualty reinsurance business; market volatility and interest rate and currency exchange rate fluctuation; tax, regulatory or legal restrictions or limitations applicable to the Company or the property and casualty reinsurance business generally; and changes in the Company’s plans, strategies, objectives, expectations or intentions, which may happen at any time at the Company’s discretion. As a consequence, current plans, anticipated actions and future financial condition and results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Additionally, forward-looking statements speak only as of the date they are made, and we undertake no obligation to release publicly the results of any future revisions or updates we may make to forward-looking statements to reflect new information or circumstances after the date hereof or to reflect the occurrence of future events.

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